EXHIBIT 4.9

                   HARVARD INDUSTRIES, INC. STOCK OPTION PLAN

                   HARVARD INDUSTRIES, INC. STOCK OPTION PLAN

               AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 1996


ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

      1.1 ESTABLISHMENT OF THE PLAN. The Board of Directors of the Company adopted, and the Company's shareholders approved, the Harvard Industries, Inc. Stock Option Plan (the "Plan"), effective January 19, 1994. In accordance with
Section 7.1 of the Plan, the Board of Directors of the Company has amended the Plan, as set forth in this document, effective September 1, 1996. The Plan permits the grant of Incentive Stock Options and Nonqualified Stock Options to Employees.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, and by providing Participants with an incentive for outstanding performance.

      The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its business largely is dependent.

      1.3 DURATION OF THE PLAN. The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 7 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Option be granted under the Plan on or after January 19, 2004.

ARTICLE 2.  DEFINITIONS

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      2.1 "AWARD AGREEMENT" means an agreement entered into by the Company and each Participant, as described in Section 6.2 herein.

      2.2 "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      2.3 "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the Company.

      2.4 "CAUSE" means: (i) willful and gross misconduct on the part of a Participant that is materially and demonstrably detrimental to the Company; or
(ii) job performance that falls substantially below the standards reasonably expected of the Participant; or (iii) the conviction of a Participant for one or more acts which constitute a felony under United States Federal, state, or local law. "Cause" under either (i), (ii), or (iii) shall be determined in good faith by a written resolution duly adopted by the Board.

      2.5 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred if:

          (a) Any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities;

          (b) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new Director of the Company other than a Director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses

              (a) or (c) of this Subsection 2.5(b) whose election by the Board or nomination for election by the stockholders of the Company, was approved by a vote of at least two-thirds (2/3) of the Directors of the Board, then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      However, in no event shall a "Change in Control" be deemed to have occurred with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

      2.6 "CODE" means the Internal Revenue Code of 1986, as amended.

      2.7 "COMPANY" means Harvard Industries, Inc., a Delaware corporation, or any successor thereto as provided in Section 10.3 herein.

      2.8 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

      2.9 "EMPLOYEE" means any full-time, nonunion employee of the Company. Directors who are not otherwise employed by the Company shall not be considered Employees under the Plan.

      2.10 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      2.11 "FAIR MARKET VALUE" means the closing price per Share on the relevant date as reported in THE WALL STREET JOURNAL for sales traded on the NASDAQ system for such date or, if there were no sales on such date, for the next preceding date on which there were such sales, or if Shares cease to be traded on the NASDAQ system, as the Board shall determine.

      2.12 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein, which is intended to satisfy the requirements of Code Section 422.

      2.13 "INSIDER" shall mean an Employee who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as defined under Section 16 of the Exchange Act.

      2.14 "NONQUALIFIED STOCK OPTION" OR "NQSO" means an option to purchase Shares, granted under Article 6 herein, which is not intended to qualify as an ISO pursuant to Code Section 422.

      2.15 "OPTION" shall mean an ISO or NQSO granted under the Plan.

      2.16 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Board.

      2.17 "PARTICIPANT" means an Employee of the Company who has outstanding an Option granted under the Plan.

      2.18 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

      2.19 "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

      2.20 "SHARES" means the shares of common stock, par value $.01 per share, of Harvard Industries, Inc.

      2.21 "WINDOW PERIOD" means the period beginning on the third business day following the date of public release of the Company's quarterly or annual sales and earnings information, and ending on the twelfth business day following such date.

ARTICLE 3.  ADMINISTRATION

      3.1 ADMINISTRATION BY THE BOARD OF DIRECTORS. The Plan shall be administered by the Board. The Board shall have the full power, except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, to determine the sizes of grants of Options; to determine whether to grant ISOs or NQSOs; to determine the terms and conditions of Option grants in a manner consistent with the Plan; to direct that valuations be conducted; to determine Fair Market Value in reliance on the results of the valuations; to adjust the results of the valuations in any manner deemed appropriate by the Board to ensure that the determination of Fair Market Value is consistent throughout the term of the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 7 herein) to amend the terms and conditions of the Plan and/or any outstanding Option to the extent such terms and conditions are within the discretion of the Board as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Board may delegate its authorities as identified hereunder.

      3.2 DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders and resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN.

      4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan may not exceed three hundred fifty thousand (350,000). These Shares may be either authorized but unissued or reacquired Shares.

      4.2 LAPSED AWARDS. If any Option granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Option again shall be available for grant of an Option under the Plan. In addition, any Options cancelled in exchange for a payment in the form of cash shall again be available for grant under the Plan. However, in the event that prior to the Award's termination, expiration, or lapse, the holder of the Award at any time received one or more "benefits of ownership" pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not be made available for regrant under the Plan.

      4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

      5.1 ELIGIBILITY. Persons eligible to participate in the Plan include all Employees of the Company, including Employees who are members of the Board.

      5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board may, from time to time, select all eligible Employees, those to whom Options shall be granted, and shall determine the nature and amount of each Option grant.

ARTICLE 6.  STOCK OPTIONS

      6.1 GRANTS OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as shall be determined by the Board. The Board shall have discretion in determining the number of Shares subject to Options granted to each Participant; provided, however, no "executive officer" (within the meaning of Section 3 of the Exchange
Act) shall be granted more than fifty percent (50%) of the number of shares underlying options granted in any fiscal year. The Board may grant ISOs, NQSOs, or combination thereof.

      6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Option Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or NQSO whose grant is intended not to fall under the Code provisions of Section 422.

      6.3 OPTION PRICE. The Option Price for each grant for an Option under this
Section 6.3 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

      In addition, the Board may grant Options which have Option Prices that increase over time, upon such terms as the Board, in its sole discretion, deems appropriate.

      6.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Board shall determine; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

      6.5 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant. However, in no event may any Option granted under this Plan become exercisable prior to six (6) months following the date of its grant or, if later, the date on which shareholders of the Company approve the Plan.

      6.6 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent.

      As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.

      6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

      6.8 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR RETIREMENT.

      6.9 TERMINATION BY DEATH. In the event the employment of a Participant is terminated by reason of death, all outstanding Options granted to that Participant shall immediately vest one hundred percent (100%), and shall remain exercisable at any time prior to their expiration date, or for three (3) years after the date of death, whichever period is shorter, by such person or persons as shall have been named as the Participant's beneficiary, or by such persons that have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

      6.10 TERMINATION BY DISABILITY. In the event the employment of a Participant is terminated by reason of Permanent and Total Disability (as determined by the Board), all outstanding Options granted to the Participant shall immediately vest one hundred percent (100%) as of the date of Permanent and Total Disability and shall remain exercisable at any time prior to their expiration date, or for three (3) years after the date of Permanent and Total Disability, whichever period is shorter.

      6.11 TERMINATION BY RETIREMENT. In the event the employment of a Participant is terminated by reason of Retirement (as determined by the Board), all outstanding Options granted to that Participant shall immediately vest one hundred percent (100%), and shall remain exercisable at any time prior to their expiration date, or for three (3) years after the effective date of Retirement, whichever period is shorter.

      6.12 EMPLOYMENT TERMINATION FOLLOWED BY DEATH. In the event that a Participant's employment terminates by reason of Disability or Retirement, and within the exercise period following such termination the Participant dies, then the remaining exercise period under outstanding Options shall equal the remaining portion of the exercise period which was triggered by the employment termination. Such Options shall be exercisable by such person or persons who shall have been named as the Participant's beneficiary, or by such persons who have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

      6.13 EXERCISE LIMITATIONS ON ISOS. In the case of ISOs, the tax treatment prescribed under Section 422 of the Internal Revenue Code of 1986, as amended, may not be available if the Options are not exercised within the Section 422 prescribed time periods after each of the various types of employment termination.

      6.14 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. If the employment of a Participant shall terminate for any reason other than the reasons set forth in
Section 6.8, all Options held by the Participant which are not vested as of the effective date of employment termination immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan). However, the Board, in its sole discretion, shall have the right to immediately vest all or any portion of such Options, subject to such terms as the Board, in its sole discretion, deems appropriate.

      Options which are vested as of the effective date of employment termination may be exercised by the Participant within the period beginning on the effective date of employment termination, and ending three (3) months after such date.

      6.15 CHANGE IN CONTROL. Upon the occurrence of a Change in Control, unless specifically prohibited by governing law, any and all outstanding Options granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term.

      6.16 NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.  AMENDMENT, MODIFICATION, AND TERMINATION

      7.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 422 of the Code or Section 162(m) of the Code shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

      7.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Participant holding such Option.

ARTICLE 8. WITHHOLDING.

      8.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. Participants may remit any required taxes in the form of cash or Shares of the Company.

      8.2 SHARE WITHHOLDING. Subject to such conditions as the Board may prescribe, participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the an amount not to exceed the statutory total tax which could be imposed on the transaction. Except as otherwise determined by the Board, all elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with either (a) or (b) below:

            (a) The Insider must deliver written notice of the stock withholding election to the Board at least six (6) months prior to the date specified by the Insider on which the exercise of the Option is to occur; or

            (b) The Insider must make the stock withholding election in connection with an exercise of an Option which occurs during a Window Period.

ARTICLE 9.  BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death (and/or who may exercise the Participant's vested Options following his or her death). Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate (and, subject to the terms and provisions of the Plan, any unexercised vested Options may be exercised by the administrator or executor of the Participant's estate).

ARTICLE 10.  MISCELLANEOUS

      10.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

      10.2 INDEMNIFICATION. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      10.3 SUCCESSORS. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      10.4 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      10.5 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      10.6 REQUIREMENTS OF LAW. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any provision of this Plan or action by the Board fails to comply with Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

      10.7 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.